     Earnings Release

JETBLUE ANNOUNCES THIRD QUARTER 2020 RESULTS

NEW YORK (October 27, 2020) -- JetBlue Airways Corporation (NASDAQ: JBLU) today reported its results for the third quarter 2020:

•
Reported GAAP loss per share of ($1.44) in the third quarter of 2020 compared to a diluted earnings per share of $0.63 in the third quarter of 2019. Adjusted loss per share was ($1.75)(1) in the third quarter of 2020 versus adjusted diluted earnings per share of $0.59(1) in the third quarter of 2019.  Note A to this earnings release includes the GAAP to Non-GAAP reconciliation between reported and adjusted diluted earnings per share.

•
GAAP pre-tax loss of ($578) million in the third quarter of 2020, compared to a pre-tax income of $254 million in the third quarter of 2019. Excluding one-time items, adjusted pre-tax loss of ($690) million(1) in the third quarter of 2020 versus adjusted pre-tax income of $239 million(1) in the third quarter of 2019.

Operational Highlights from the Third Quarter

•
Third quarter 2020 revenue declined 76% year over year as a result of the impact of COVID-19. The decline is better than our initial planning assumption for the quarter of 80%, as a result improving leisure and visiting friends and relatives (“VFR”) travel trends throughout the quarter.

•
Reduced third quarter 2020 capacity by 58% year over year compared to an initial planning assumption of a decrease of at least 45%, as a result of actions taken to manage cash burn and protect liquidity.

•
Operating expenses declined 45% year over year. Excluding special items, adjusted operating expenses(1) declined 39% year over year. We successfully reduced our third quarter expenses by taking capacity actions to reduce variable costs and reducing fixed costs by adjusting work schedules and eliminating discretionary spend.

Balance Sheet and Liquidity

•
JetBlue ended the third quarter with approximately $3.1 billion in unrestricted cash, cash equivalents, and short-term investments, and restricted cash for CARES Act Payroll Support Program (“PSP”), or 38% of 2019 revenue.

•	JetBlue repaid $95 million in regularly scheduled debt and finance lease obligations during the third quarter of 2020.

•
In the third quarter the U.S. Treasury updated the amount of the CARES Act Loan Program facility to $1.95 billion, and allocated JetBlue an additional amount of $27 million related to the original PSP allocation of $936 million.

•	JetBlue has taken the following measures in the third quarter to manage liquidity:

◦	Refinanced the $1 billion 364-day term loan maturing in early 2021 with EETC transactions.

◦	Executed over $300 million under sale-leaseback transactions for new aircraft and existing aircraft in our fleet.

◦	Drew $114 million from the CARES Act Loan Program facility.

◦	Continued to execute significant variable and fixed cost savings through aggressive capacity management and adjusted work schedules.

◦	Redeployed assets to capture short-term, tactical cash generation opportunities.

•
Resulting from the actions taken, JetBlue’s average daily cash burn in the third quarter was $6.1 million, ahead of the $7 to $9 million range expected in late July. JetBlue expects average daily cash burn in the fourth quarter to range between $4 and $6 million.

Fuel Expense and Hedging

The realized fuel price in the quarter was $1.23 per gallon, a 40% decline versus third quarter 2019 realized fuel price of $2.06.

JetBlue has entered into forward fuel derivative contracts to hedge its fuel consumption for the fourth quarter of 2020. Based on the forward curve as of October 19th, JetBlue expects an average all-in price per gallon of fuel of $1.23 in the fourth quarter of 2020.

Our Recovery Plan and Actions Taken to Position JetBlue for Future Success

“Day in and day out, our crewmembers continue to deliver on our mission - to Inspire Humanity. Their dedication and passion for delivering outstanding service has been remarkable, especially as we work to restore our customers’ confidence in air travel,” said Robin Hayes, JetBlue’s Chief Executive Officer.

“Our efforts to raise liquidity, reshape our network, and reduce costs, are bearing fruit, and have helped us navigate the immediate crisis. We are confident that our low-cost, low fare leisure model, with the best crewmembers in the industry, and a brand that customers trust, will all help JetBlue emerge stronger from this crisis.

In the near term, we continue to manage our daily flying and take tactical actions to ensure we generate cash as demand recovers. We are also executing revenue and cost initiatives, redeploying our aircraft to new, cash accretive markets, and setting JetBlue up for a strong rebound. Naturally, we aim to be free cash flow positive, with the goal of repairing our balance sheet over the coming years”

Action Plan, Revenue and Capacity

“In the third quarter, our revenue declined 76% year over year, a welcome improvement compared to our initial expectation. We saw a modest, sequential improvement in August and September demand as new case counts decreased, and quarantine restrictions in some states were eased. Our Northeast geography continues to be disproportionately impacted, though we believe it will undoubtedly rebound as it always has with past challenges,” said Joanna Geraghty, JetBlue’s President and Chief Operating Officer.

“Our planning assumption for the fourth quarter is a revenue decline of approximately 65% year over year. Although there still quite a lot of uncertainty about the evolution of the coronavirus, we are starting to see the booking curve extend slightly into the upcoming Thanksgiving and December holiday travel period, and we are encouraged by Customers responding positively to our promotional activity includ ing an early holiday sale in late September. For the fourth quarter, our current planning assumption is for capacity to decline approximately 45% year over year, given our current expectations for improved bookings.”

Financial Performance and Outlook

“Our average daily cash burn for the third quarter was $6.1 million dollars, ahead of the $7 to $9 million dollar range we anticipated 3 months ago. This was the result of a modest improvement in demand, beginning in August, variable cost savings achieved through a balanced approach to capacity, and the many actions we took to minimize fixed costs across our business. For the fourth quarter, we estimate our daily cash burn to be between $4 and $6 million dollars,” said Steve Priest, JetBlue’s Chief Financial Officer.

“Earlier this month, we reached a second negotiated agreement with Airbus to defer additional aircraft and associated capital expenditure over the next few years. Since the beginning of the crisis we have reduced aircraft and non-aircraft CAPEX by approximately $2 billion dollars between 2020 and 2022.

At the end of September, our total liquidity was approximately $3.1 billion dollars. During the quarter, we refinanced our $1 billion dollar 364-day term loan and continued our focus on maintaining liquidity. We have approximately $1 billion dollars of traditional unencumbered assets, excluding the value of our TrueBlue loyalty program and our subsidiaries.

As we navigate the current environment with a steady hand, we are shifting our work to rebuilding our margins. We are taking an aggressive approach to improving our cost structure, better aligning our fixed and variable cost base, to temporarily lower revenue and capacity. We believe that our work will return JetBlue to profitability with structurally better margins, and our ultimate intention is to achieve superior pre-tax margins versus the industry.”

Earnings Call Details
JetBlue will conduct a conference call to discuss its quarterly earnings today, October 27, 2020 at 10:00 a.m. Eastern Time. A live broadcast of the conference call will also be available via the internet at http://investor.jetblue.com.

For further details see the Third Quarter 2020 Earnings Presentation available via the internet at http://investor.jetblue.com.

About JetBlue
JetBlue is New York's Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles, Orlando, and San Juan. JetBlue carries customers across the U.S., Caribbean, and Latin America. For more information, please visit jetblue.com.

Notes

(1)	Note A provides a reconciliation of non-GAAP financial measures used in this release and provides the reasons management uses those measures.

Forward Looking Statements

Statements in this Earnings Release (or otherwise made by JetBlue or on JetBlue’s behalf) contain various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which represent our management’s beliefs and assumptions concerning future events. When used in this document and in documents incorporated herein by reference, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; our significant fixed obligations and substantial indebtedness; volatility in fuel prices, maintenance costs and interest rates; our reliance on high daily aircraft utilization; our ability to implement our growth strategy; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on a limited number of suppliers, including for aircraft, aircraft engines and parts and vulnerability to delays by those suppliers; our dependence on the New York and Boston metropolitan markets and the effect of increased congestion in these markets; our reliance on automated systems and technology; our being subject to potential unionization, work stoppages, slowdowns or increased labor costs; our presence in some international emerging markets that may experience political or economic instability or may subject us to legal risk; reputational and business risk from information security breaches or cyber-attacks; changes in or additional domestic or foreign government regulation, including new or increased tariffs; changes in our industry due to other airlines' financial condition; acts of war or terrorism; global economic conditions or an economic downturn leading to a continuing or accelerated decrease in demand for air travel; the impact of infectious diseases that affects demand for air travel or travel behavior, such as the ongoing impact of the coronavirus (“COVID-19”); adverse weather conditions or natural disasters; and external geopolitical events and conditions. It is routine for our internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that the internal projections, beliefs and assumptions upon which we base our expectations may change prior to the end of each quarter or year.

Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Further information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to, the Company's 2019 Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. In light of these risks and uncertainties, the forward-looking events discussed in this Earnings Release might not occur. Our forward-looking statements speak only as of the date of this Earnings Release. Other than as required by law, we undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

This Earnings Release also includes certain “non-GAAP financial measures” as defined under the Exchange Act and in accordance with Regulation G. We have included reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and provided in accordance with U.S. GAAP within this release.

JETBLUE AIRWAYS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)
(unaudited)

	Three Months Ended				Nine Months Ended
	September 30,		Percent		September 30,		Percent
	2020	2019	Change		2020	2019	Change
OPERATING REVENUES
Passenger	$445	$2,005	(77.8)		$2,126	$5,838	(63.6)
Other	47	81	(42.0)		169	225	(24.9)
Total operating revenues	492	2,086	(76.4)		2,295	6,063	(62.1)

OPERATING EXPENSES
Aircraft fuel and related taxes	102	471	(78.4)		496	1,392	(64.4)
Salaries, wages and benefits	482	580	(16.9)		1,560	1,731	(9.9)
Landing fees and other rents	84	125	(32.7)		258	362	(28.7)
Depreciation and amortization	127	134	(5.0)		407	385	5.5
Aircraft rent	23	26	(12.5)		60	76	(21.1)
Sales and marketing	24	74	(68.3)		84	215	(61.0)
Maintenance, materials and repairs	111	158	(30.2)		344	482	(28.6)
Other operating expenses	167	271	(38.1)		560	833	(32.7)
Special items	(112)	—	28,320.3		(214)	14	(1,674.9)
Total operating expenses	1,008	1,839	(45.2)		3,555	5,490	(35.2)

OPERATING (LOSS) INCOME	(516)	247	(308.8)		(1,260)	573	(320.1)

Operating margin	(104.9)%	11.8%	(116.7)	pts.	(54.9)%	9.4%	(64.3)	pts.

OTHER INCOME (EXPENSE)
Interest expense	(56)	(18)	206.8		(121)	(57)	112.1
Capitalized interest	3	4	(20.5)		10	10	(2.5)
Gain on equity method investments	—	15	(100.0)		—	15	(100.0)
Interest income and other	(9)	6	(267.9)		(10)	7	(255.2)
Total other income (expense)	(62)	7	1,068.5		(121)	(25)	(386.9)

(LOSS) INCOME BEFORE INCOME TAXES	(578)	254	(327.8)		(1,381)	548	(352.1)

Pre-tax margin	(117.4)%	12.2%	(129.6)	pts.	(60.2)%	9.0%	(69.2)	pts.

Income tax (benefit) expense	(185)	67	(376.4)		(400)	140	(385.4)

NET (LOSS) INCOME	$(393)	$187	(310.4)		$(981)	$408	(340.7)

(LOSS) EARNINGS PER COMMON SHARE:
Basic	$(1.44)	$0.63			$(3.58)	$1.36
Diluted	$(1.44)	$0.63			$(3.58)	$1.35

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	272.4	294.0			274.3	300.1
Diluted	272.4	295.9			274.3	301.8

JETBLUE AIRWAYS CORPORATION
COMPARATIVE OPERATING STATISTICS
(unaudited)

	Three Months Ended				Nine Months Ended
	September 30,		Percent		September 30,		Percent
	2020	2019	Change		2020	2019	Change
Revenue passengers (thousands)	2,151	11,061	(80.6)		10,918	32,252	(66.1)
Revenue passenger miles (millions)	2,945	13,930	(78.9)		14,153	40,446	(65.0)
Available seat miles (ASMs) (millions)	6,905	16,296	(57.6)		24,209	47,762	(49.3)
Load factor	42.6%	85.5%	(42.9)	pts.	58.5%	84.7%	(26.2)	pts.
Aircraft utilization (hours per day)	4.2	11.9	(64.7)		5.5	11.9	(53.8)

Average fare	$206.73	$181.26	14.1		$194.77	$181.01	7.6
Yield per passenger mile (cents)	15.10	14.39	4.9		15.02	14.43	4.1
Passenger revenue per ASM (cents)	6.44	12.30	(47.7)		8.78	12.22	(28.1)
Revenue per ASM (cents)	7.12	12.80	(44.4)		9.48	12.69	(25.3)
Operating expense per ASM (cents)	14.60	11.29	29.3		14.69	11.50	27.8
Operating expense per ASM, excluding fuel (cents)(1)	14.64	8.33	75.7		13.40	8.48	57.9

Departures	32,124	94,191	(65.9)		128,315	276,467	(53.6)
Average stage length (miles)	1,313	1,132	16.0		1,201	1,140	5.4
Average number of operating aircraft during period	262.9	253.2	3.8		261.3	253.1	3.2
Average fuel cost per gallon, including fuel taxes	$1.23	$2.06	(40.4)		$1.60	$2.09	(23.3)
Fuel gallons consumed (millions)	83	229	(63.7)		310	666	(53.5)
Average number of full-time equivalent crewmembers					16,004	18,528

(1) Refer to Note A at the end of our Earnings Release for more information on this non-GAAP financial measure. Operating expense per available seat mile, excluding fuel (“CASM Ex-Fuel”) excludes fuel and related taxes, other non-airline operating expenses, and special items.

JETBLUE AIRWAYS CORPORATION
SELECTED CONSOLIDATED BALANCE SHEET DATA
(in millions)
	September 30,	December 31,
	2020	2019
	(unaudited)
Cash and cash equivalents	$2,453	$959
Total investment securities	569	372
Total assets	13,433	11,918
Total debt	4,839	2,334
Stockholders' equity	3,717	4,799

Note A - Non-GAAP Financial Measures

JetBlue sometimes uses non-GAAP financial measures in this press release. Non-GAAP financial measures are financial measures that are derived from the consolidated financial statements, but that are not presented in accordance with generally accepted accounting principles in the United States, or GAAP. We believe these non-GAAP financial measures provide a meaningful comparison of our results to others in the airline industry and our prior year results. Investors should consider these non-GAAP financial measures in addition to, and not as a substitute for, our financial performance measures prepared in accordance with GAAP. Further, our non-GAAP information may be different from the non-GAAP information provided by other companies. The information below provides an explanation of each non-GAAP financial measure and shows a reconciliation of non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures.

Operating expense per available seat mile, excluding fuel and related taxes, other non-airline operating expenses, and special items (“CASM Ex-Fuel”)

Operating expenses per available seat mile, or CASM, is a common metric used in the airline industry. We exclude aircraft fuel and related taxes, operating expenses related to other non-airline businesses, such as JetBlue Technology Ventures and JetBlue Travel Products, and special items from operating expenses to determine CASM ex-fuel, which is a non-GAAP financial measure. In 2020, special items include contra-expenses recognized on the utilization of payroll support grants received under the CARES Act, impairment charges of our Embraer E190 fleet, losses generated from sale-leaseback transactions, and one-time costs associated with our voluntary crewmember separation programs. Special items for 2019 include one-time costs related to the Embraer E190 fleet transition, one-time costs related to the implementation of our pilots' collective bargaining agreement, as well as a gain on an equity method investment. We believe that CASM ex-fuel is useful for investors because it provides investors the ability to measure financial performance excluding items beyond our control, such as fuel costs, which are subject to many economic and political factors, or not related to the generation of an available seat mile, such as operating expense related to certain non-airline businesses. We believe this non-GAAP measure is more indicative of our ability to manage airline costs and is more comparable to measures reported by other major airlines.

NON-GAAP FINANCIAL MEASURE
RECONCILIATION OF OPERATING EXPENSE PER ASM, EXCLUDING FUEL
($ in millions, per ASM data in cents)
(unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2020		2019		2020		2019
	$	per ASM	$	per ASM	$	per ASM	$	per ASM

Total operating expenses	$1,008	$14.60	$1,839	$11.29	$3,555	$14.69	$5,490	$11.50
Less:
Aircraft fuel and related taxes	102	1.47	471	2.89	496	2.05	1,392	2.92
Other non-airline expenses	7	0.10	10	0.07	29	0.12	32	0.07
Special items	(112)	(1.61)	—	—	(214)	(0.88)	14	0.03
Operating expenses, excluding fuel	$1,011	$14.64	$1,358	$8.33	$3,244	$13.40	$4,052	$8.48

Operating Expense, Income before Taxes, Net Income and Earnings per Share, excluding special items and gain on equity method investments

Our GAAP results in the applicable periods were impacted by charges that are deemed special items and gain on equity method investments. We believe the impacts of these items make our results difficult to compare to prior periods as well as future periods and guidance. In 2020, special items include contra-expenses recognized on the utilization of payroll support grants received under the CARES Act, impairment charges of our Embraer E190 fleet, losses generated from sale-leaseback transactions, and one-time costs associated with our voluntary crewmember separation programs. Special items for 2019 include one-time costs related to the Embraer E190 fleet transition, one-time costs related to the implementation of our pilots' collective bargaining agreement, as well as a gain on an equity method investment. We believe the impacts of these items distort our overall trends and that our metrics and results are enhanced with the presentation of our results excluding the impact of these items. The table below provides a reconciliation of our GAAP reported amounts to the non-GAAP amounts excluding the impacts of these items.

NON-GAAP FINANCIAL MEASURE
RECONCILIATION OF OPERATING EXPENSE, INCOME BEFORE TAXES, NET INCOME AND EARNINGS PER SHARE EXCLUDING SPECIAL ITEMS AND GAIN ON EQUITY METHOD INVESTMENTS
(in millions, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Total operating revenues	$492	$2,086	$2,295	$6,063

Total operating expenses	$1,008	$1,839	$3,555	$5,490
Less: Special items	(112)	—	(214)	14
Total operating expenses excluding special items	$1,120	$1,839	$3,769	$5,476

Operating (loss) income	$(516)	$247	$(1,260)	$573
Add back: Special items	(112)	—	(214)	14
Operating (loss) income excluding special items	$(628)	$247	$(1,474)	$587

Operating margin excluding special items	(127.6)%	11.8%	(64.2)%	9.7%

(Loss) income before income taxes	$(578)	$254	$(1,381)	$548
Add back: Special items	(112)	—	(214)	14
Less: Gain on equity method investments	—	15	—	15
(Loss) income before income taxes excluding special items and gain on equity method investments	$(690)	$239	$(1,595)	$547

Pre-tax margin excluding special items and gain on equity method investments	(140.1)%	11.4%	(69.5)%	9.0%

Net (loss) income	$(393)	$187	$(981)	$408
Add back: Special items	(112)	—	(214)	14
Less: Income tax (expense) benefit related to special items	(28)	—	(53)	3
Less: Gain on equity method investments	—	15	—	15
Less: Income tax (expense) related to gain on equity method investments	—	(4)	—	(4)
Net (loss) income excluding special items and gain on equity method investments	$(477)	$176	$(1,142)	$408

(Loss) Earnings Per Common Share:
Basic	$(1.44)	$0.63	$(3.58)	$1.36
Add back: Special items, net of tax	(0.31)	—	(0.58)	0.03
Less: Gain on equity method investments, net of tax	—	0.04	—	0.04
Basic excluding special items and gain on equity method investments	$(1.75)	$0.59	$(4.16)	$1.35

Diluted	$(1.44)	$0.63	$(3.58)	$1.35
Add back: Special items, net of tax	(0.31)	—	(0.58)	0.03
Less: Gain on equity method investments, net of tax	—	0.04	—	0.03
Diluted excluding special items and gain on equity method investments	$(1.75)	$0.59	$(4.16)	$1.35

Daily Cash Burn

We present cash burn because we believe this metric is helpful to investors to evaluate our ability to maintain liquidity and evaluate cash flows from our core operating performance. Our cash burn is calculated as net cash used in operating activities, net cash used in investing activities, and net cash provided by financing activities adjusted for: (1) grant proceeds from the Payroll Support Program (PSP) under the CARES Act, (2) cash payments associated with our voluntary separation programs, (3) net purchases of investment securities, (4) proceeds from the issuance of long-term debt and finance lease obligations, (5) proceeds of financing arrangements that are reported within investing activities (such as certain sale-leaseback transactions), and (6) the early repayment our 364-day term loan facility.

NON-GAAP FINANCIAL MEASURE
DAILY CASH BURN
(in millions) (unaudited)

Three Months Ended
September 30, 2020
Net cash (used in) operating activities	$(446)
Net cash (used in) investing activities	(180)
Net cash provided by financing activities	60
(Decrease) in cash, cash equivalents and restricted cash	(566)

Adjustments
Proceeds from CARES Act PSP grant	(18)
Voluntary separation programs	39
Net purchases of investments	226
Proceeds from issuance of long-term debt and finance lease obligations	(1,024)
Proceeds from sale-leaseback transactions reported within investing activities	(209)
Prepayment of short-term borrowings	997
Total adjustments	11

Adjusted (decrease) in cash	$(555)
Days in period	92
Daily Cash Burn	$(6)

CONTACTS
JetBlue Investor Relations
Tel: +1 718 709 2202
ir@jetblue.com

JetBlue Corporate Communications
Tel: +1 718 709 3089
corpcomm@jetblue.com